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                                  EXHIBIT 21.0
                       THE CHEESECAKE FACTORY INCORPORATED

                              LIST OF SUBSIDIARIES

The Cheesecake Factory Restaurants, Inc., a California corporation

The Cheesecake Factory Bakery Incorporated, a California corporation

The Houston Cheesecake Factory Corporation, a Texas corporation

Grand Lux Cafe LLC, a Nevada limited liability company